Exhibit 10(a)

FIRM TRANSPORTATION AGREEMENT

This AGREEMENT, entered into as of the 1st day of September 2003, by and between Northern Illinois Gas Company d/b/a Nicor Gas Company, hereinafter referred to as "NICOR Gas" or "Nicor Gas", and North Shore Gas Company, hereinafter referred to as "North Shore".

Witnesseth:

Whereas, Nicor Gas is a public utility subject to the regulatory jurisdiction of the Illinois Commerce Commission under the Illinois Public Utilities Act; and

Whereas, North Shore is a public utility subject to the jurisdiction of the Illinois Commerce Commission under the Illinois Public Utilities Act; and

Whereas, North Shore desires to effectuate transportation service for general system supply deliveries; and

Whereas, Nicor Gas currently owns, operates and maintains certain natural gas transmission facilities which could be used to transport natural gas within the state of Illinois from the facilities of ANR Pipeline Company ("ANR") near Hampshire, Illinois to the facilities of North Shore; and

Now, Therefore, in consideration of the premises of the mutual agreements hereinafter set forth, Nicor Gas and North Shore agree as follows:

Article I. Definitions
1.01	The term "gas" shall mean natural gas that meets the quality standards contained in ANR Pipeline Company's FERC Gas Tariff.
1.02

The term "day" shall mean the period of twenty four (24) consecutive hours beginning and ending at 9:00 a.m. Central Time (prevailing time in the Central Time Zone). The date of a day shall be that of its beginning.

1.03	The term "month" shall mean a period beginning with the first day of the calendar month and extending through the last day of that month.
1.04

The term "cubic foot of gas" for the purpose of gas measurement hereunder shall mean the amount of gas necessary to fill a cubic foot of space in an absolute pressure base of fourteen and sixty-five-hundredths pounds per square inch absolute (14.65 psia) at a temperature of sixty (60) degrees Fahrenheit.

1.05	The term "Mcf" for the purpose of gas measurement hereunder shall mean one thousand (1,000) cubic feet of natural gas.
1.06

The term "Btu" shall mean one (1) British Thermal Unit, the amount of heat required to raise the temperature of one (1) pound of water one (1) degree Fahrenheit at sixty (60) degrees Fahrenheit and the term "MMBtu", shall mean one million (1,000,000) Btu.

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1.07	The term "thermally equivalent" shall mean an equal amount of heating value, expressed in Btu or MMBtu.
1.08

The term "receipt point" shall mean the point at which NICOR Gas shall receive natural gas deliveries from North Shore. The receipt point shall be the interconnection between ANR Pipeline Company's facilities and Nicor Gas' facilities known as Hampshire.

1.09

The term "delivery point" shall mean the point at which NICOR Gas shall make natural gas deliveries to North Shore. The delivery point shall be the interconnection between Nicor Gas' facilities and North Shore's facilities known as Busse Road.

1.10	The term "contract year" shall mean any period of twelve consecutive months, which ends on October 31st during the term of this Agreement.
Article II. Firm Transportation Service
2.01	Maximum Daily Service.

The maximum daily firm contract quantity of gas which NICOR Gas shall transport from the receipt point to the delivery point for North Shore hereunder shall be 65,000 MMBtu. Any subsequent contract year(s) beginning no earlier than November 1, 2004 may have higher maximum daily firm contract quantities if mutually agreed upon by NICOR Gas and North Shore. Any increase in contract quantities agreed to by NICOR Gas and North Shore shall be conditioned on any requirements of the Illinois Commerce Commission ("ICC").

2.02	Service Nominations.

Service under this Agreement shall be subject to NICOR Gas' receipt of daily service nominations or mid-day changes in daily service nominations. All such service nominations shall be made to the Gas Control Department of NICOR Gas by telephone call and subsequently verified by electronic or telephone facsimile transmission of a form provided for that purpose. Daily service nominations shall be submitted by 9:00 a.m. on the day prior to the start of any day on which gas is to flow. Any mid-day change in service nomination shall, unless otherwise agreed to by Nicor Gas, be submitted at least one hour in advance of such mid-day service change.

NICOR Gas reserves the right to contact ANR for the purposes of confirming any nominations hereunder. Each firm service nomination hereunder shall be deemed to be confirmed by NICOR Gas unless NICOR Gas specifically notifies North Shore within one hour following such service nomination that ANR has failed to confirm such nomination or if North Shore is unable to receive a comparable hourly rate of transportation deliveries. NICOR Gas shall have no obligation to accept or confirm any mid-day nomination change, which revises the total daily delivery volume to less than the total volume of gas which NICOR Gas has already delivered to North Shore for that day.

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2.03	Receipt and Delivery Obligations.

NICOR Gas shall have no obligation to accept the receipt of gas at ANR- Hampshire from North Shore at any hourly rate which exceeds 6.25% of any confirmed daily service nomination. Further, no such excess gas shall be accepted for receipt unless NICOR Gas can effectuate a comparable hourly rate of gas deliveries, on a thermally equivalent basis, into North Shore's facility. For the purpose hereof, NICOR Gas shall have no transportation service obligation unless North Shore can effectuate the delivery of gas into the NICOR Gas system at the receipt point. Same day transportation deliveries by NICOR Gas to North Shore shall be effectuated at a delivery pressure of not less than 275 pounds per square inch. NICOR Gas shall have no transportation service obligation unless North Shore can accept NICOR Gas deliveries at the delivery point.

2.04	Unauthorized Daily Services.

For the purpose hereof, unauthorized daily service shall mean any variation, either positive or negative, by which North Shore's actual delivery to NICOR Gas on any day at the receipt point varies by more than five percent, from the service quantity which was nominated and confirmed for that day. In the event of any such unauthorized daily service, North Shore shall, in addition to all other charges hereunder, become responsible for any unauthorized daily service charge which shall be equal to the product of multiplying (1) the total variation between the actual and nominated receipts from North Shore at the receipt point for such day of unauthorized daily service by (2) the greatest of (i) the per MMBtu unit charge of any applicable pipeline penalty or penalties incurred by Nicor Gas as a result of any use of unauthorized daily service hereunder, (ii) the applicable per MMBtu unit charge under North Shore's Illinois Commerce Commission tariff for any similar use of unauthorized daily service, or (iii) a charge of $10.00 per MMBtu.

2.05	Failure of Transportation Service.

For the purpose hereof, failure of transportation service shall mean any variation (other than as a result of unauthorized daily services), positive or negative, by which Nicor Gas' actual delivery to North Shore at the delivery point varies, by more than five percent, from the quantity delivered by North Shore to Nicor Gas at the receipt point. In the event of any such failure in which the delivery at the delivery point is less than delivery at the receipt point, Nicor Gas shall be liable to North Shore for (a) the product of $0.025 per MMBtu and the quantity of the variation, and (b) any actual pipeline charges or penalties incurred by North Shore as a result of such failure. In the event of any such failure in which the delivery at the delivery point is greater than delivery at the receipt point, Nicor Gas shall be liable to North Shore for any actual pipeline charges or penalties incurred by North Shore as a result of such failure.

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2.06	Limitation of Liability.

Nicor Gas and North Shore acknowledge that the remedies set forth in Sections 2.04 and 2.05 of this Agreement shall be the sole and exclusive remedies available for non-performance under the referenced sections. Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other for incidental, indirect, consequential, exemplary, punitive or other special damages of any kind whatsoever in conjunction with the performance or non-performance of this Agreement, including, without limitation, damages for lost profits, loss of use of revenue, or losses by reason of cost of capital, regardless of the legal theory of such recovery.

Article Ill. Charges and Terms of Payment
3.01	Charges.
The following charges shall apply for each month during the contract term hereof:
a.

A monthly reservation charge of $49,075, applicable to each of the months of November through March in each contract year; which is equal to North Shore's maximum daily firm contract quantity of 65,000 MMBtu times $0.025 per MMBtu times 151 days divided by 5 months, and

b.

A monthly commodity charge equal to the product obtained by multiplying the total MMBtu of firm volumes received from North Shore at the receipt point by $.01 per MMBtu. Such charges and amounts shall be inclusive of any unaccounted for gas requirement by NICOR Gas; and

c.	Any charge or amount as agreed upon or otherwise assessed pursuant to Sections 2.04, 3.04, and 3.06 hereof.
3.02	Billing.

No later than the tenth (10th) of each calendar month NICOR Gas shall render an invoice, including supporting volume statements, to North Shore for firm transportation service during the previous month.

3.03	Notices.

Any notice required or permitted to be given under this Agreement, or any notice that North Shore or Nicor Gas may desire to give to the other, shall be in writing and shall be deemed to have been received (i) upon receipt thereof if sent by hand delivery; (ii) on the day of transmission if sent by facsimile on a business day or on the next following business day if sent on a non-business day or after 5:00 p.m. Central Time on a business day; or (iii) upon the third business day following the posting thereof if sent by mail, provided such notice is addressed as follows:

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Notices, except for operating communications, to North Shore shall go to:
North Shore Gas Company 150 North Michigan Avenue Gas Supply Administration 39th Floor Chicago, Illinois 60601

Attn:	Mr. David Wear
Telephone:	(312) 762-1647
Facsimile:	(312) 762-1671
Operational communications to North Shore shall go to:
North Shore Gas Company 130 East Randolph Drive Gas Control Department 20th Floor Chicago, Illinois 60601

Attn:	Gas Control Supervisor
Telephone:	(312) 240-4754
Facsimile:	(312) 240-4762
Notices, except for operating communications, to Nicor Gas shall go to:
Nicor Gas 1844 Ferry Road Naperville, Illinois 60563

Attn:	Ms. Maureen Williams
Telephone:	630 983-8676 ext. 2245
Facsimile:	630 983-0053
Operational communications to Nicor Gas shall go to:
Nicor Gas 1844 Ferry Road Naperville, Illinois 60563

Attn:	Assistant Manager Gas Control
Telephone:	630 983-8676 ext. 2222, or 630 983-7405
Facsimile:	630 983-0053
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3.04	Payment.

On or before the twentieth (20th) day of any month in which an invoice is rendered, North Shore shall pay all amounts due by wire transfer to a bank designated by NICOR Gas; provided; however, for any delay by NICOR Gas in issuing a monthly billing statement beyond the tenth (10th) day of the month North Shore shall have a corresponding number of days beyond the twentieth (20th) day of the month to make such payment. If North Shore fails to pay the amount of any bill or any portion thereof, by the prescribed due date, then for any past due amount, North Shore shall be subject to late payment charges equal to the lesser of (i) the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus one percent (1%) per annum from the date due until the date of payment, or (ii) the maximum applicable lawful interest rate.

If North Shore in good faith shall dispute the amount of the bill, North Shore shall pay to NICOR Gas the undisputed amount of such bill. If such dispute is resolved such that North Shore owes Nicor Gas all or part of the disputed amount, North Shore shall pay such amount to Nicor Gas, and such payment shall additionally include interest from the date of such underpayment to the date of payment to Nicor Gas computed at the equivalent of the late payment charge set forth in the preceding paragraph. Nicor Gas shall have the right, upon five business days' prior written notice, to terminate service hereunder for any continued non-payment of undisputed amounts of any invoices rendered by NICOR Gas, unless within such five (5) business days North Shore pays outstanding undisputed amounts.

3.05	Disputes and Adjustments for Billing Errors.

All statements, billings, and payments shall be final unless questioned within twenty-four (24) months from the date of billing statement or payment. Any error so discovered as a result of a timely claim shall be corrected within thirty (30) days of determination thereof.

3.06	Tax Reimbursement.

North Shore agrees to reimburse Nicor Gas for all taxes, other than State or Federal Income Taxes, that may be levied upon and/or be paid by Nicor Gas, with respect to revenues or gross receipts derived from transportation service performed hereunder.

Article IV. Delivery Point
4.01	Delivery Point.

Nicor Gas shall own, operate and maintain, at its expense, an interconnection with North Shore's facility at the interconnect between Nicor Gas and North Shore near Busse Road, Illinois. Nicor Gas shall be fully responsible for the

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operation and the control of such interconnection and shall be responsible for costs associated with all equipment for gas metering, Btu measurement, gas control and odorization, and for the cost of calibrating such equipment, for purposes of the delivery point under this Agreement.

Article V. Term of Contract
5.01

Subject to Article VIll hereof, transportation service under this Agreement shall commence November 1, 2003, and shall continue thereafter through March 31, 2006. Service during the term of this Agreement is available only from November 1, to March 31, during any contract year.

Article VI. Force Majeure.
6.01

In the event of either party being unable, wholly or in part, by reason of force majeure to carry out its obligation hereunder (other than North Shore's obligation to make payment of any amounts due and payable to Nicor Gas), it is agreed that such party shall give notice and reasonably full particulars of such force majeure, by telephone followed with written confirmation by telephone facsimile transmission, to the other party within reasonable time after the occurrence of the cause relied on, and the obligation of the party giving such notice, so far as such party is affected by such force majeure, shall be suspended and cancelled upon notice of such force majeure event. Notwithstanding the suspension of service, the party that suffers the force majeure shall make reasonable efforts to remedy the cause(s) thereof with reasonable dispatch.

The term, "force majeure", as used herein, shall mean acts of God; strikes, lockouts, or other industrial disturbances; conditions arising from a change in governmental laws, orders, rules, or regulations; acts of public enemy; wars, blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosions; breakage or accidents to machinery or lines of pipe; the necessity for making repairs, tests or alterations of machinery or lines of pipe; freezing of wells or lines of pipe; partial or entire failures of wells, processing, or gasification facilities, interruption or failures of any upstream or downstream pipelines relied upon to provide service; and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming the suspension, and which by exercise of due diligence, such party is unable to prevent or overcome. The term "force majeure", shall exclude the risk of any regulatory order or other regulatory requirement which may hereafter impact North Shore's use of service hereunder or prevent recovery of any costs associated with North Shore's payment obligations to Nicor Gas.

It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the claiming party's discretion and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the claiming party.

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Article VII. Miscellaneous
7.01

Headings and Subheadings. Any headings or subheadings contained in this Agreement are used solely for convenience and shall not constitute a part of or otherwise be used to interpret the meaning of this Agreement.

7.02	Assignment. This Agreement shall not be assignable to any other party without prior written express approval from the other party.
7.03

Entire Agreement. This Agreement shall constitute the entire agreement of the parties hereunder as to the matters contained herein, and there are no oral promises, agreements, or warranties affecting this Agreement.

7.04

Non-Waiver. The waiver of any default or right to require performance under this Agreement shall not operate as a waiver of any future default or right to require performance, whether of like or different character or nature.

7.05

JURISDICTION AND VENUE. THE PARTIES AGREE THAT THE AGREEMENT EFFECTUATED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW AND THAT VENUE SHALL BE IN A STATE OR FEDERAL COURT IN ILLINOIS WITH RESPECT TO ANY CAUSE OF ACTION BROUGHT UNDER OR WITH RESPECT TO THIS AGREEMENT.

7.06

Confidentiality. The terms of this Agreement shall be kept confidential by the parties, except to the extent that any information must be disclosed to a third party as may be required by law or regulatory proceeding or for the purpose of effectuating service; in the event of such disclosure, the disclosing party shall attempt to obtain a protective order or enter into a protective agreement.

7.07

Limitation on Use. Transportation under this Agreement shall be solely for volumes transported to North Shore for its general system supply. The capacity rights which North Shore has hereunder may not be released to other parties, whether on a temporary or permanent basis.

7.08

Warranty. North Shore warrants that it will have and maintain good marketable title, or the right to deliver, all gas delivered to Nicor Gas hereunder for transportation service, and that such gas shall be free and clear of all liens and adverse claims; and North Shore further agrees with respect to such gas to fully indemnify Nicor Gas against any and all suits, actions, debts, accounts, damages, costs (including attorney's fees), losses and expenses arising from or out of any adverse claims of any and all persons to or against said gas.

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Article VIII. Approvals
8.01

The effectiveness of this Agreement and the continued provision of service hereunder shall be subject to (1) the service provided hereunder remaining subject to the exclusive jurisdiction of the Illinois Commerce Commission and Nicor Gas maintaining its present status and exemption from FERC regulation, (2) if required, Illinois Commerce Commission approval, in form and substance acceptable to Nicor Gas, for Nicor Gas to operate the interconnection between Nicor Gas and North Shore and to provide the firm transportation service under the terms and at the rates contemplated herein, and (3) receipt of all other government approvals and permits required to construct and operate any facilities and to provide the transportation service contemplated hereunder. In the event that Nicor Gas should invoke a termination of this Agreement for the reasons set forth in item No. 1 of the preceding sentence, then Nicor Gas shall provide sixty (60) days' advance written notice of termination to North Shore, except that if such termination date falls between November 1 and March 31, inclusive, then termination shall be effective March 31 following the written notice of such termination; provided, if the loss of Illinois Commerce Commission jurisdiction is caused by the willful or negligent failure of North Shore to use service hereunder in a manner consistent with the continued exemption of this service and Nicor Gas from the jurisdiction of the FERC under section 1 (c) of the Natural Gas Act, then Nicor Gas may terminate this Agreement on five (5) days' advance written notice; provided further, in no event shall Nicor Gas be required to provide any service for which it lacks necessary regulatory approvals.

Agreed and Accepted By:
North Shore Gas Company	Northern Illinois Gas Company d/b/a Nicor Gas Company
By: __________________________	By: _________________________
William E. Morrow Executive Vice President	Theodore J. Lenart Assistant VP Supply Operations